EXHIBIT 10.37

NEUROLOGIX

One Bridge Plaza

Fort Lee, New Jersey 07024

October 8, 2003

Dr. Matthew During

Dear Dr. During:

This letter (the “Amendment”) amends that certain Consulting Agreement, dated as of October 1, 1999 (the “Consulting Agreement”), between yourself and Neurologix, Inc., a Delaware corporation (“Neurologix”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings assigned to such terms in the Consulting Agreement.

It is therefore agreed as follows:

1.	Section 4 of the Consulting Agreement is amended and restated to read in its entirety as follows:

4. Term and Termination. The term of this Agreement shall commence on the date hereof and shall continue for eight (8) years until September 30, 2007, unless earlier terminated for cause (including breach of any agreement between the parties) by either party upon thirty (30) days written notice to the other party.

2.	Except as amended above by this Amendment, all of your and Neurologix’s respective rights and obligations under the Consulting Agreement and the related Confidentiality, Proprietary Information and Inventions Agreement, dated as of October 1, 1999, between yourself and Neurologix, shall be deemed preserved by this amendment, without modification or reduction.

3.	This Amendment shall be governed by, and construed pursuant to, the laws of the State of New York applicable to agreements made and to be performed wholly within such State.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above. This Amendment may be executed in counterparts.

Very truly yours, NEUROLOGIX, INC.

By:	/s/ Martin J. Kaplitt

Dr. Martin J. Kaplitt President

ACCEPTED AND AGREED:

/s/ Matthew During

Dr. Matthew During